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                                                                 EXHIBIT 10.6

                 NETWORK RADIO SALES REPRESENTATION AGREEMENT

THIS AGREEMENT made and entered into this 15th day of November 1996, between AudioNet, Inc., a Delaware corporation ("Supplier) and Premiere Radio Networks, Inc., a Delaware corporation ("Representative").

APPOINTMENT AND TERM

1. Supplier appoints Representative as its exclusive national representative for the sale of network radio broadcast time ("Inventory") to [*] acquired by Supplier from its Internet services provided to radio stations, provided, however, that Supplier may sell Inventory to [*] if (i) the advertisements aired using such Inventory sold by Supplier are not of the same copy or substantially the same copy as [*] radio commercials aired by said advertiser, and (ii) such advertisements aired using Inventory sold by Supplier reference the Internet. The foregoing restriction shall not apply to advertising copy created as a result of Supplier's collaboration with an advertiser to create copy which references the Internet for use on Supplier's Internet services and such copy is thereafter used on the radio. This Agreement shall be for a period of thirty-six (36) months beginning January 1, 1997 and ending on December 31, 1999, and shall automatically renew for successive one-year terms unless terminated by either party on sixty (60) days notice. All sales of Inventory made by Representative on behalf of Suppliers to advertisers who are not [*] shall be on a non-exclusive basis. [*] provided, however, that if Representative fails to sell at least [*] of the Qualified Inventory available for resale during the first year of this Agreement by the first anniversary date of the Agreement, this exclusivity provision and Supplier's obligation [*] shall automatically terminate. Qualified Inventory shall be defined as contiguous blocks of at least seven minutes per week of non-preemptible 6:00 a.m. to 12:00 midnight radio station commercial inventory. Subject to the provision in the first sentence of this Paragraph 1, Supplier shall have the right to sell any Inventory including Qualified Inventory to [*] in the event it remains unsold by Representative after fourteen (14) days prior to broadcast air date.

SCOPE OF SERVICES

2. Representative shall use commercially reasonable efforts to effect national sales and sell radio broadcast time on the Inventory on terms subject to the approval of Supplier prior to booking. Supplier agrees to cooperate to the extent necessary


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     with Representative and to supply Representative with all current information relating to Supplier, including its staff, radio station affiliations and similar matters necessary to effect such sales. Representative shall cooperate with Supplier and provide Supplier with services, facilities and personnel to carry out the terms of this Agreement.

AREA OF SERVICE

3. Representative shall function under this Agreement in the radio markets of [*].

COMPENSATION

4. Supplier shall pay Representative a commission for all sales of the Inventory made by the Representative during the term hereof, including any extension of this Agreement. The commission paid to Representative shall be [*] of net revenues provided that in the event of barter sales, (i.e. non-cash), the commission paid to Representative shall be [*] of the net barter revenues actually collected by Representative on behalf of the Supplier from sales of Inventory. Supplier shall have the option to not participate in any barter sales. "Net revenues" shall be defined as [*]. The term "net barter revenues" shall mean the [*]. Commissions payable with respect to net revenues shall be paid in cash; commissions payable with respect to net barter revenues shall be paid in barter.

     Representative shall bill and collect on behalf of Supplier, and send Supplier by the fifteenth of each month following the broadcast month, a detailed statement of actual commercials broadcast in that broadcast month along with all amounts collected and accounts receivable credited that are applicable to the Inventory. Representative shall first deduct from said collected amounts the commissions due to Representative as determined under
     Section 4 above and shall then pay to Supplier an amount equal to the remainder.

5. [*] Any Commission paid or payable to Representative or any agency with respect to the sale of such Inventory shall be appropriately adjusted such that Supplier pays no commissions with respect to the rebates, credits or refunds.

6. Supplier acknowledges that the network radio inventory is sold in packages encompassing several programs and services together. Supplier agrees that the Inventory will be sold in conjunction (packaged) with other program and/or services inventory. The valuation allocated to the Inventory shall be based on

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     its Arbitron Average Quarter Hour ("AQH") audience contribution to the package as compared to the audience level of the other inventory packaged along with it. For example, if the AQH audience level of the Inventory represents 20% of the total audience of the network on a particular advertiser buy, then the Inventory shall be allocated 20% of that network buy. Example: if the Inventory is packaged with PNI inventory, and the Inventory represents 200,000 of the 1,000,000 total AQH, then the Inventory shall be allocated 20% of the revenues on that particular buy.

                                      [*]

OTHER PROVISIONS

7. Supplier shall have the right to audit Representative's financial records concerning this Agreement twice in any twelve month period, upon one week's written notice, and provided that said audit is conducted during normal business hours. Representative shall cooperate fully with such audit and shall make its officers and employees available to the Company's auditors.

8. No waiver by Representative or Supplier shall be effective unless made in writing and signed by it. No representations are made except as expressly set forth herein. This is the only Agreement concerning the subject matter hereof between the parties. It may not be changed or terminated except in writing signed by both parties.

9. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the parties hereto; provided, however, that neither party shall assign their rights and/or obligations hereunder to any third party without the prior written consent of the other except for assignments to entities controlling, controlled by or under common control with such party, and except in connection with a sale of substantially all of the assets of the assigning party.

10. This Agreement shall be construed and enforced in accordance with the laws of the State of New York as if this Agreement were made and to be performed entirely within New York.

11. The terms of this Agreement shall be held strictly confidential and may not be disclosed without the prior written consent of both parties.

12. (a) All disputes between the Supplier and Representative arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall




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     be solely and finally settled by arbitration. The arbitration proceedings shall be held in New York, New York and shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules"). The arbitration shall be governed by the provisions of the Federal Arbitration Act unless otherwise provided herein, and shall be conducted by a sole arbitrator appointed by the American Arbitration Association (the "Arbitrator"). In case of conflict between the AAA Rules and this Agreement, the provision of this Agreement shall govern. All arbitrations commenced with respect to this Agreement shall be consolidated for hearing before a sole Arbitrator as prescribed herein.

     (b) If a party hereto determines to submit a dispute for arbitration pursuant to this Paragraph 12, such party (the "Petitioner") shall furnish the party with whom it has the dispute (the "Respondent") with a dated, written statement (the "Arbitration Notice") indicating (i) such party's intent to commence arbitration proceedings, (ii) such nature, with reasonable detail, of the dispute, and (iii) the remedy such party will seek. A copy of the Arbitration Notice shall be concurrently provided to the AAA along with a copy of this Agreement and a request to appoint an Arbitrator.

     (c) At any time within 40 days after the date of the Arbitration Notice, the Petitioner and Respondent can make discovery requests of the other in any form permitted under the United States Federal Rules of Civil Procedure. The recipient of a discovery request shall have 10 days after the receipt of such request to object to any or all portions of such request and shall respond to any portions of such request not so objected to within 20 days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall insure that all objections and responses are received by other parties within the above time periods. Any party seeking to compel discovery following receipt of an objection shall file with the other parties and the Arbitrator a motion to compel, including a copy of the initial request and the objection. The Arbitrator shall allow five days for responses to the motion to come before ruling. Claims of privilege and other objections shall be determined as they would be in United States federal court in a case applying New York law.

     (d) Hearings must commence no later than the 83rd day following the date of the Arbitration Notice and such hearings shall be conducted for no more than five days, unless otherwise agreed by the parties or ordered by the Arbitrator.

     (e) Each of the Petitioner and Respondent shall submit a brief, outlining each party's claim for relief or defense to any claim, to the other and to the Arbitrator on or before the 10th day following the last day of the hearing. Reply briefs must be exchanged and submitted to the Arbitrator on or before the 20th day following the last day of the hearing. The Arbitrator shall render the decision that, in its judgment, is most consistent with the terms of this Agreement and applicable law.

     (f) The foregoing time periods and procedural steps may be modified or extended by agreement of the parties or by the Arbitrator in its discretion to the extent it deems necessary to prevent fundamental unfairness; provided that at all times the Arbitrator shall be mindful of the parties' desire for the most expeditious possible




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     resolution of their disputes; and provided further, that a final decision of the Arbitrator shall be rendered within 120 days of the Arbitration Notice.

     (g) To the extent permissible under applicable law, the parties hereto agree that the award of the Arbitrator shall be final and shall be subject only to the judicial review permitted by the Federal Arbitration Act. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law. In no event shall any demand for arbitration be made after the date that institution of legal or equitable proceedings based upon the claim, dispute or other matter would be barred by the applicable statute of limitations or otherwise barred by this Agreement.

     (h) The Arbitrator may not award punitive damages and the parties hereby irrevocably waive any right to punitive damages.

13.  Notices shall be sent to each party as follows:

     TO SUPPLIER                             TO REPRESENTATIVE

     AudioNet, Inc.                          Premiere Radio Networks, Inc.
     Attention: Todd Wagner                  Attention: Steve Lehman, President
     2929 Elm Street                         15260 Ventura Boulevard, Suite 500
     Dallas, Texas 75226                     Sherman Oaks, CA 91403

     With a copy to:

     Gibson, Dunn & Crutcher LLP
     Attention: Sean P. Griffiths, Esq.
     200 Park Avenue
     New York, New York 10166

Agreed to and Accepted:

AudioNet, Inc.                               Premiere Radio Networks, Inc.



By  /s/ MARK CUBAN                           By /s/ STEVE LEHMAN
  -----------------------------------          --------------------------------
  Mark Cuban, Chief Executive Officer          Steve Lehman, President




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                                                                       EXHIBIT A

                             [PREMIERE LETTERHEAD]

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